Exhibit 4

10b5-1 Plan (Sales)

Rule 10b5-1 Selling Plan

May 12, 2024

This plan (the “Plan”) will confirm the agreement between Carlyle Partners VI Cayman Holdings, L.P. (the “Client”) and BofA Securities, Inc. (“BofA”), pursuant to which BofA has been appointed by the Client to sell outstanding shares of the common stock of QuidelOrtho Corporation (the “Issuer”) named in Exhibit A (the “Shares”). This Plan is being established by the Client and is intended to qualify for the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.

This Plan shall become effective on the date hereof and shall end on the earliest to occur of the following dates: (i) the date on which either the aggregate number of the Shares sold by BofA in accordance with this Plan equals the Maximum Number of Shares specified in Exhibit A hereto; (ii) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Client to authorize or commence any of the foregoing; (iii) the end of the business day (unless another time is specified in writing) following the date of receipt by the non-terminating party of notice of early termination, in the form of Exhibit B hereto (in the case of the Client); (iv) the failure of the Client to perform its delivery obligations under the Plan and (v) May 11, 2025. The Client will provide BofA with immediate notice should an event under subsection (ii) of this paragraph occur.

2.

BofA shall sell Shares on each day on which the Nasdaq is open for trading and the Shares trade regular way on such exchange commencing on the date specified and as per instructions set forth in Exhibit A.

3.	The Client hereby covenants and agrees that it will not take any action that would result in any sales of Shares by BofA hereunder to fail to be in accordance with Rule 10b5-1.

4.

The Client understands and agrees that it is an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), and that all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144. Client understands that it will file a Form 144. BofA will conduct sales pursuant to Rule 144, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations. Client agrees not to take any action or to cause any other person or entity to take any action that would require it to aggregate sales of Shares subject to the Plan with any other sales of shares as may be required by Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144.

5.

(a) The Client reserves the right to terminate this Plan or the appointment of BofA hereunder at any time by giving one business day’s (defined as a day on which the primary stock exchange or quotation system on which the Shares are listed or quoted is open) advance written notice to BofA in accordance with Exhibit B.

10b5-1 Plan (Sales)

(b) The Client acknowledges and agrees that notwithstanding anything in paragraph 5(a) herein to the contrary, any suspension, termination or amendment of this Plan by the Client must comply with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c).

(c) The Client acknowledges that terminations of, or modifications or amendments to, a trading plan may affect the Issuer’s ability to rely on Rule 10b5-1.

6.	It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

7.

As of the date of this Plan, the Client is not aware of any material nonpublic information regarding the Issuer or the Shares and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent BofA from acting upon the instructions set forth in this Plan. The Client shall immediately notify BofA if it becomes aware of a legal, regulatory or contractual restriction or undertaking that would prevent BofA from making sales pursuant to this Plan.

8.	The Client is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or any other United States federal securities laws.

9.

The Client will not, while this Plan remains in effect, alter or deviate from the terms of this Plan, and it has not entered into, and will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares (including with respect to any securities convertible into or exchangeable for the Shares).

10.

The Client is not entering into this Plan (i) to manipulate the price of the Shares (or any security convertible into or exchangeable or exercisable for Shares) or (ii) for any other purpose in violation of applicable federal or state law.

11.

(a) Until the termination of this Plan, the Client agrees not to discuss with BofA’s Monetization Services Group, which is responsible for sales under this Plan, or any other BofA trading personnel, the Issuer’s business, operations or prospects or any other information likely to affect the value of the Shares. Notwithstanding the above, the Client may communicate with BofA personnel who are not trading personnel and who are not responsible for, and have no ability to influence, the execution of this Plan, provided that no such communication may relate to this Plan or to the activities of BofA hereunder.

(b) Subject to the terms set forth in this Plan, BofA shall have full discretion with respect to the execution of all sales, and the Client acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such sales of Shares pursuant to this Plan.

12.

This Plan (i) has been duly authorized by the Client; (ii) is a valid and binding agreement of the Client, enforceable in accordance with its terms; and (iii) is not, to the Client’s knowledge, prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Client or any of its subsidiaries or any of its or their property or assets.

13.

The Client has consulted its own advisors as to legal, tax, business, financial and other relevant aspects of, and has not relied upon BofA in connection with, the Client’s adoption of this Plan, and the Client acknowledges that BofA is not acting as a fiduciary or an advisor for the Client. Except as specifically contemplated herein, the Client shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Client and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

10b5-1 Plan (Sales)

14.

The Client understands that, while the BofA Monetization Services Group is executing transactions on behalf of the Client pursuant to this Plan, other desks at BofA that are not participating in such transactions and are unaware of Client sales may continue to make a market in the Shares or other securities of the Issuer or otherwise trade the Shares or such other securities for BofA’s own account or to facilitate customer transactions. Nothing herein shall preclude the purchase or sale by BofA of Shares or other securities of the Issuer for its own account or its solicitation or execution of orders for the account of any client. BofA hereby represents and warrants that it has implemented reasonable policies and procedures, taking into consideration the nature of BofA’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material, nonpublic information.

15.

This Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State’s conflict of laws rules to the extent such rules may result in the application of the law of any other state or jurisdiction.

16.

The Client and BofA acknowledge and agree that this Agreement is a “securities contract”, as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

17.

This Plan (including Exhibit A) constitutes the entire agreement between BofA and the Client with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral and may be modified or amended only in writing entered into by the Client and BofA, at a time when the Client is otherwise permitted to effect sales under Issuer’s trading policies, does not possess material nonpublic information and such modification or amendment is consistent with the Issuer’s trading policy currently in effect. Further, the Client and BofA shall execute a completed and executed Modification Agreement substantially in the form of Exhibit C attached hereto.

18.	This Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10b5-1 Plan (Sales)

Please indicate your understanding of and agreement to the foregoing by executing and returning a counterpart hereof.

Sincerely,

Carlyle Partners VI Cayman Holdings, L.P.
By TC Group VI, L.P., its general partner

By:	/s/ Robert R. Schmidt
Name:	Robert R. Schmidt
Title:	Authorized Person

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

BofA Securities, Inc.

By:	/s/ Neil Kearns
Name:	Neil Kearns
Title:	Managing Director